CERTIFICATE OF OWNERSHIP

MERGING

H.E. ACQUISITION CORP.,

a Delaware corporation

INTO

HOLLIS-EDEN PHARMACEUTICALS, INC.,

a Delaware corporation

(PURSUANT TO SECTION 253 OF THE GENERAL CORPORATION LAW OF DELAWARE)

It is hereby certified that:

    Hollis-Eden Pharmaceuticals, Inc. (the "Corporation") is a business corporation of the State of Delaware.

    The Corporation is the owner of all of the outstanding shares of Common Stock of H.E. Acquisition Corp. ("Sub"), which is also a business corporation of the State of Delaware.

    The Corporation hereby merges Sub into the Corporation and the Corporation shall be the surviving corporation in such merger.

    The following is a copy of the resolutions adopted on January 29, 2010 by the Board of Directors of the Corporation to merge Sub into the Corporation:

    WHEREAS, this Company lawfully owns all the issued and outstanding stock of H.E. Acquisition Corp., a Delaware corporation ("Subsidiary");

    WHEREAS, this Company desires to merge Subsidiary into the Company pursuant to the laws of the state of Delaware;

    WHEREAS, in connection with such merger, the Company will be the surviving corporation and shall assume all of the estate, property, rights, privileges and franchises of Subsidiary; and

    WHEREAS, it is deemed in the best interests of this Company that this Board of Directors approve the merger of Subsidiary into the Company.

    NOW, THEREFORE, BE IT RESOLVED, that this Company merge Subsidiary into the Company and shall assume all of Subsidiary's liabilities and obligations pursuant to Section 253 of the Delaware General Corporation Law;

    FURTHER RESOLVED, that this Company change its corporate name by amending Article I of the Amended and Restated Certificate of Incorporation of this Company to read in its entirety as follows:

    "I. The name of this corporation is Harbor BioSciences, Inc."

    RESOLVED FURTHER, that the officers of this Company be, and each of them acting alone hereby is, authorized by and on behalf of this Company, to make, execute and deliver such other related agreements, certificates, instruments or documents as such officer or officers acting on behalf of this Company may approve, the execution of any such further amendments, agreements, certificates, instruments or documents by such officer or officers to be conclusive evidence of such approval; and

    RESOLVED FURTHER, that the officers of this Company be, and each of them hereby is, authorized and directed to take such actions and to do all things which said officer or officers may deem necessary or appropriate to accomplish the merger.

    The merger shall be effective upon the date of filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer this 29th day of January, 2010.

HOLLIS-EDEN PHARMACEUTICALS, INC.,

By: /s/ Robert Weber

Robert Weber, Chief Financial Officer